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                                                                    Exhibit 99.1

CONTACT: JOSEPH MACNOW
         (201) 587-1000

                                                     [Vornado Realty Trust logo]
                                                          Park 80 West, Plaza II
                                                          Saddle Brook, NJ 07663

FOR IMMEDIATE RELEASE - December 9, 1998

     SADDLE BROOK, NEW JERSEY ..... VORNADO REALTY TRUST (NYSE:VNO) today announced that it has completed its previously announced acquisition of the 1.05 million square foot Market Square Complex of showrooms in the nation's "furniture capital", High Point, NC. The consideration was approximately $97 million consisting of $46 million in debt and $51 million in Operating Partnership Units and 6.5% Preferred Operating Partnership Units convertible at $43.74 per unit.

     The acquired real estate assets include the Market Square, Hamilton Market and Furniture Plaza showroom buildings and the High Point Holiday Inn hotel.

     In a second transaction, Vornado announced that it has also acquired the 243,000 square foot National Furniture Mart, which is adjacent to the aforementioned properties, in High Point. The price was approximately $17.7 million consisting of $3.8 million in cash and $13.9 million in debt.

     The properties will be managed by Merchandise Mart Properties, Inc. which Vornado acquired as part of the Kennedy Family portfolio in April 1998.

     Vornado is a fully-integrated equity real estate investment trust.


     Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.


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